Exhibit 11

SIDLEY AUSTIN BROWN & WOOD LLP

CHICAGO DALLAS LOS ANGELES NEW YORK SAN FRANCISCO	1501 K STREET, N.W. WASHINGTON, D.C. 20005 TELEPHONE 202 736 8000 FACSIMILE 202 736 8711 www.sidley.com FOUNDED 1866	BEIJING GENEVA HONG KONG LONDON SHANGHAI SINGAPORE TOKYO

December 5, 2002

Merrill Lynch Bond Fund, Inc. 800 Scudders Mill Road Plainsboro, New Jersey 08536

Ladies and Gentlemen:

We have acted as special Maryland counsel for Merrill Lynch Bond Fund, Inc., a Maryland corporation (“Bond Fund”), in connection with a series of proposed transactions that would result in (i) the acquisition of substantially all of the assets and assumption of substantially all of the liabilities of Merrill Lynch Global Bond Fund for Investment and Retirement (“Global Bond”), Mercury Total Return Bond Fund (“Mercury Total Return Bond”), a series of Mercury Funds II (“Mercury Trust”), Merrill Lynch Total Return Bond Fund (“ML Total Return Bond”), a series of Merrill Lynch Investment Managers Funds, Inc. (“MLIM Fund”), and The Corporate Fund Accumulation Program, Inc. (“Corporate Fund,” and together with Global Bond, Mercury Total Return Bond and ML Total Return Bond, the “Target Funds”), by Core Bond Portfolio (“Core Bond”), a series of Bond Fund, and (ii) the issuance of newly issued shares of common stock of Core Bond to each Target Fund for distribution to shareholders of each Target Fund (the “Reorganization”). This opinion is furnished in connection with Bond Fund’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (File No. 333-100666) (the “Registration Statement”), relating to shares of common stock, par value $0.10 per share, of Core Bond (the “Shares”), to be issued in the Reorganization.

As special Maryland counsel for Bond Fund in connection with the Reorganization, we are familiar with the proceedings taken by Bond Fund and to be taken by Bond Fund in connection with the authorization and issuance of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of Bond Fund, as amended and supplemented, the By-laws of Bond Fund, as amended, and such other documents as we have deemed relevant to the matters referred to in this opinion.

Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization among Global Bond, Mercury Trust, on behalf of Mercury Total Return Bond, MLIM Fund, on behalf of ML Total Return Bond, Corporate Fund, Bond Fund, on behalf of Core Bond, and Fund Asset Management Master Trust (“FAM Trust”), on behalf Total Return Bond Master Portfolio, a series of FAM Trust (the “Agreement and Plan”), as set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the “Proxy Statement and Prospectus”), the Shares, upon issuance and delivery in the manner referred to in the Agreement and Plan, against payment of the consideration set forth in the Agreement and Plan, will be legally issued, fully paid, and non-assessable shares of common stock of Core Bond.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

Very truly yours,

/s/ Sidley Austin Brown & Wood LLP